CARMAX REDUCES THIRD QUARTER EXPECTATIONS


Richmond, Va., October 15, 2003 - CarMax, Inc. (NYSE: KMX) today announced that it is lowering its expectations for third quarter comparable store used unit sales growth to a range of 0% to 2% from the prior range of 4% to 6%. Earnings per share expectations have also been revised downward to a range of 16(cent) to 18(cent) from the prior range of 19(cent) to 21(cent).

"We noted at the time of our second quarter earnings release that sales in early September were softer than expected and that we also lost sales in seven mid-Atlantic stores due to Hurricane Isabel," said Austin Ligon, president and chief executive officer. "Sales in the last week of September recovered to a level roughly consistent with our expectations. Nonetheless, sales in the first two weeks of October, while stronger than those in early September, have been consistently below our expectations. We believe it is prudent at this time to revise our sales expectations for the quarter to a level that assumes a continuation of the early October trend through the balance of the quarter.

"This slower sales trend has been broadly felt across most of our markets," Ligon said. "We believe the major reason for this trend has been that wholesale used car prices have remained flatter than we normally expect to see through mid-October. Consequently, we believe retail used car prices are likely less competitive with new car closeout models than usual. In response to this trend, we have reduced our margin targets even more than we normally do during the fall quarter in order to improve our price position and, hopefully, improve sales. This combination of reduced sales expectations and sharper pricing results in our lowered earnings expectations.

"It is also worth noting that, looking back over a two year period, our third quarter comparable store growth comparisons are the toughest of the year - comparing to a 29% comp used unit increase two years ago in the post-September 11 sales boom, followed by another 8% last year," said Ligon. "Thus we may also be seeing a return to a more `normalized' fall seasonality that is at a lower level than we expected. We do not see any evidence that the softer sales trends are related to credit availability, either from our prime or non-prime sources.

"We are not at this point updating our fourth quarter sales or earnings per share expectations," said Ligon. "While we are very disappointed with the current sales trend, we do not believe it represents any fundamental change in our business. As we have noted on many previous occasions, the new car model year transition period has always made the third quarter the most volatile for our business both in terms of sales and margin. This is true because late model used cars typically experience roughly half their annual price depreciation during this period,


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CarMax, Inc.
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with the pattern of price adjustment often varying from year to year. Our historical experience would suggest that these seasonal transition issues will have largely resolved themselves by the beginning of the fourth quarter. Further, our comparable store growth comparisons in the fourth quarter compared to the last two years are the easiest quarterly comparisons of this fiscal year. Even if our disappointing October sales trend continues throughout the fourth quarter, used unit comp growth in the fourth quarter would be roughly 5%.

"We plan to update our fourth quarter and full year sales and earnings expectations at the time of our third quarter earnings release in mid-December," said Ligon. "However, we are adjusting our full year comp growth range and earnings expectations to be consistent with the lowered outlook for the third quarter. We now expect the full year used unit comp growth to be in a range of 5% to 7% and full year earnings per share to be in a range of $1.08 to $1.13."

ABOUT CARMAX
CarMax is the nation's leading specialty retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 44 used car superstores in 21 markets. CarMax also operates 15 new car franchises, 13 of which are integrated or co-located with its used car superstores. During the twelve month period ended August 31, 2003, the company sold 210,143 used cars, which is 91% of the total 232,003 vehicles the company sold during that period. For more information, access the CarMax Web site at www.carmax.com.

FORWARD-LOOKING STATEMENTS
The company cautions readers that the statements contained in this news release regarding the company's future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the fiscal year ended February 28, 2003, and its quarterly and current reports as filed with or furnished to the Securities and Exchange Commission.

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Contacts:         Dandy Barrett, Director of Investor Relations, (804) 935-4591
                  Celeste Gunter, Manager, Investor Relations, (804) 935-4597